Registration No. 333-______


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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------
                                    Form S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------


                            CONSOLIDATED EDISON, INC.
             (Exact name of Registrant as specified in its charter)
                New  York                             13-3965100
        (State of incorporation)           (I.R.S. Employer Identification No.)

                                 4 Irving Place
                            New York, New York 10003
                                 (212) 460-4600
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)



        JOAN S. FREILICH              or              JOHN D. McMAHON, ESQ.
     Executive Vice President and                     Senior Vice President
     Chief Financial Officer                          and General Counsel

                                 4 Irving Place
                            New York, New York 10003
                                 (212) 460-4600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------


                         CALCULATION OF REGISTRATION FEE

==============================================================================================

Title of Each Class   Amount to be  Proposed Maximum     Proposed Maximum         Amount of
 of Securities to      Registered       Offering             Aggregate         Registration Fee
  Be Registered                     Price Per Unit      Offering Price (1)
                                       (1)

----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
 Common Shares        2,000,000         $42.1250          $84,250,000            $7,751
 ($.10 par value)      shares(1)
==============================================================================================

(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares of Registrant's Common Shares ($.10 par value) as may be offered, issued or issuable as a result of the provisions of The Consolidated Edison Stock Purchase Plan relating to the prevention of dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of determining the registration fee based on the average of the high and low prices on April 16, 2002 for Common Shares ($.10 par value) of Consolidated Edison, Inc. ("Con Edison"), as reported in the consolidated reporting system.

                                        PART I

                      INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

*Item 1.    Plan Information.

*Item 2.    Registrant Information and Employee Plan Annual Information.


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*The information required by Part I of Form S-8 to be contained in the Section
10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and note to Part I of Form S-8.


                                     PART II

                       INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     We are incorporating by reference into this Registration Statement the following documents that we have filed with the Commission and any subsequent filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, provided, however, that we are not incorporating any information furnished under Item 9 of any Current Report on Form 8-K:

o Con Edison's Annual Report on Form 10-K for the year ended December 31, 2001 ("2001 Form 10-K"), and
o  Con Edison's Current Reports on Form 8-K, dated March 8, 2002 and April 4,
   2002.

      In addition, all documents filed by Registrant pursuant to 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Reference is made to sections 721 to 725 of the Business Corporation Law of the State of New York ("BCL") which provide for indemnification of directors and officers. In addition, pursuant to Article 6 of the Registrant's Certificate of Incorporation, Registrant shall indemnify, except to the extent limitation of liability or indemnification is not prohibited by any law, any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, including an investigative, administrative or legislative proceeding, and including an action by or in the right of Registrant or any other corporation of any type or kind, domestic or foreign, or any partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, by reason of the fact that the person, or the testator or intestate of the person, is or was a Director or officer of Registrant or is or was serving at the request of the Registrant any other enterprise as a Director, officer or in any other capacity, against any and all damages incurred as a result of or in connection with such action or proceeding or any appeal thereof, and, except in the case of an action or proceeding specifically approved by the Board of Directors of the Registrant, the Registrant shall pay expenses incurred by or on behalf of such person in defending such action or proceeding or any appeal thereof in advance of the final disposition thereof promptly upon receipt by the Registrant, from time to time, of a written demand of the person for the advancement, together with an undertaking by or on behalf of the person to repay any expenses so advanced to the extent that the person is ultimately found not to be entitled to indemnification for the expenses. Under Article Sixth, damages shall mean judgments, fines, amounts paid in settlement, penalties, punitive damages, excise or other taxes assessed with respect to an employee benefit plan and reasonable expenses, including attorneys' fees and disbursements actually and necessarily incurred.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to Directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a Director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted against Registrant by such Director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     As permitted by Section 402 of the BCL, Article 6 of the Registrant's Certificate of Incorporation requires the Registrant to indemnify Directors or officers for damages, in each and every circumstance in which such indemnification could lawfully be permitted by an express provision of the Certificate of Incorporation, and the indemnification required by Article Sixth is not limited by the absence of an express recital of the circumstances.

     As permitted by Section 726 of the BCL, Registrant has insurance (a) to indemnify Registrant for obligations it incurs for indemnification of its Directors and officers, and (b) to indemnify Directors and officers of Registrant for losses, costs and expenses incurred by them in actions brought against them in connection with their acts as Directors or officers for which they are not indemnified by Registrant. No insurance payment will be made to any Director or officer if a judgment or other final adjudication adverse to the Director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Registrant has also purchased insurance coverage insuring the Directors and officers of Registrant against certain liabilities that could arise in connection with administration of Registrant's employee benefit plans.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. List of Exhibits.

      See Exhibit Index.

Item 9. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 23rd day of April, 2002.

                                     Consolidated Edison, Inc.

                                   By /s/ Joan S. Freilich
                                          Joan S. Freilich
                                          Executive Vice President and
                                          Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Name                     Title
Eugene R. McGrath*            Chairman of the Board of Directors,
                              President and Chief Executive Officer and
                              Director (Principal Executive Officer)
Joan S. Freilich*             Executive Vice President and Chief
                              Financial Officer and Director
                             (Principal Financial Officer)
Edward J. Rasmussen*          Vice President and Controller
                             (Principal Accounting Officer)
George Campbell, Jr.*         Director
Vincent A. Calarco*           Director
E. Virgil Conway*             Director
Gordon J. Davis*              Director
Michael J. DelGiudice*        Director
Ellen V. Futter*              Director
Sally Hernandez-Pinero*       Director
Peter W. Likins*              Director
George W. Sarney*             Director
Richard A. Voell*             Director
Stephen R. Volk*              Director

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* Joan S. Freilich, pursuant to Powers of Attorney (executed by each of the officers and Directors listed above, and filed as Exhibit 24 hereto), by signing her name hereto does hereby sign and execute this Registration Statement on behalf of each of the officers and Directors named above and indicated as signing above in the capacities in which the name of each appears above.

                                                Joan S. Freilich
April 23, 2002                                  Joan S. Freilich

                                INDEX TO EXHIBITS


EXHIBIT                       DESCRIPTION

3.1   -     Restated Certificate of Incorporation of Registrant. (Designated in
            the Registration Statement on Form S-4 of Con Edison (No. 333-39164) as Exhibit 3.1).

3.2   -     By-laws of Con Edison, effective as of June 23, 1998. (Designated in
            Con Edison's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 (File No. 1-14514) as Exhibit 3.2.1).

10.1  -     The Consolidated Edison, Inc. Stock Purchase Plan. (Designated in
            Con Edison's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 (File No. 1-14514) as Exhibit 10).

10.2  -     Amendment, dated April 8, 2002, to The Consolidated Edison, Inc.
            Stock Purchase Plan.

23    -     Consent of PricewaterhouseCoopers LLP.

24    -     Powers of Attorney.